                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ARGONAUT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [ARGONAUT LOGO]
                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1998

     The Annual Meeting of Shareholders of Argonaut Group, Inc. will be held on Tuesday, April 21, 1998, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025.

     The Meeting is called for the following purposes:

     1. To elect Directors;

     2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 20, 1998, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

     The vote of each shareholder is important. I urge you to sign, date, and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the meeting.

                                          By Order of the Board of Directors

                                          James B Halliday
                                          Secretary
March 16, 1998

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                                [ARGONAUT LOGO]
                               CORPORATE OFFICES:
                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock at the Annual Meeting of Shareholders to be held on Tuesday, April 21, 1998, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and at any postponements or adjournments thereof.

     Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers, and regular employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 16, 1998.

                               VOTING SECURITIES

SECURITIES OUTSTANDING

     February 20, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On that date there were 23,904,293 shares of Common Stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of February 20, 1998, as to each person who, to the Company's knowledge, beneficially owns more than 5 percent of the outstanding shares of Argonaut Group Common Stock.

            NAME AND PRINCIPAL                NUMBER OF
           BUSINESS ADDRESS OF              ARGONAUT GROUP    PERCENT OF
             BENEFICIAL OWNER                SHARES OWNED       CLASS
           -------------------              --------------    ----------
Henry E. Singleton........................   4,663,056(1)       19.5%
  335 Maple Drive
  Beverly Hills, CA 90210
Fayez S. Sarofim..........................   1,678,154(2)        7.0%
  Two Houston Center, Suite 2907
  Houston, TX 77010
Leon G. Cooperman.........................   1,367,400(3)        5.7%
  Wall Street Plaza
  88 Pine Street, 31st Floor
  New York, NY 10005

---------------

(1) Sole voting and dispositive powers.

(2) Based upon information contained in an amendment to Schedule 13G dated February 17, 1998, and filed under the Securities Exchange Act of 1934, Mr. Sarofim may be deemed to be the beneficial owner of 1,678,154 shares of Argonaut Group Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive powers with respect to 648,776 shares which are owned of record and beneficially by him, and may be deemed to have shared voting power as to 930,538 shares and shared dispositive power as to 1,029,378 shares. Of the securities which are not subject to sole voting and dispositive powers, 478,703 are held in investment advisory accounts managed by Fayez Sarofim & Co. for numerous clients, 409,506 are held by Sarofim International Management Company for its own account, and 137,736 are held in client accounts managed by Sarofim Trust Co. Fayez Sarofim & Co. is an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and through a holding company the majority shareholder. Sarofim International Management Company is a wholly owned subsidiary of Fayez Sarofim and Co., and Sarofim Trust Co. is a wholly owned subsidiary of Sarofim International Management Company. Additionally, Trusts of which Mr. Sarofim is a trustee own 3,433 shares as to which Mr. Sarofim shares voting and dispositive powers but has no beneficial interest.

(3) Based upon information as of March 2, 1998, Mr. Cooperman may be deemed to be the beneficial owner of 1,367,400 shares of Argonaut Group Common Stock. Of these shares, Mr. Cooperman has sole voting and dispositive powers with respect to 1,045,200 shares which are owned beneficially by him, and may be deemed to have shared voting and dispositive powers as to 322,200 shares. Of the securities which are not subject to sole voting and dispositive powers, 130,000 are held by Mr. Cooperman's spouse, 165,200 are held in accounts managed for unrelated third parties by Omega Advisors, Inc., a corporation engaged in providing investment management, of which Mr. Cooperman is President and majority shareholder, and 27,000 are held by The Leon & Toby Cooperman Foundation, a charitable family trust, of which Mr. Cooperman is one of four family trustees.

     The following table sets forth the number and percentages of shares of Argonaut Group Common Stock beneficially owned by each director, nominee for director, and executive officer of Argonaut Group and by the directors, nominees for director, and executive officers of the Company as a group.

                                      NUMBER OF
             NAME OF               ARGONAUT GROUP             PERCENT OF
        BENEFICIAL OWNER           SHARES OWNED(1)             CLASS(1)
        ----------------           ---------------            ----------
Henry E. Singleton...............     4,663,056                  19.5%
Charles E. Rinsch................       467,893(2)                2.0%
George A. Roberts................       247,514(3)                1.0%
Arthur Rock......................       173,061                    (7)
Fayez S. Sarofim.................     1,678,154(1)                7.0%
James B Halliday.................        66,720(4)                 (7)
Randall J. Mellin................        13,657(5)                 (7)
John W. Polak....................             0                    (7)
Norman H. Burdick................        10,150(6)                 (7)
All directors and executive
  officers as a group (9
  persons).......................     7,319,305(1)(2)(3)(8)      30.6%

---------------

(1) Stock ownership is presented as of February 20, 1998 except that Mr. Sarofim's stock ownership is presented as of February 17, 1998. See also footnote (2) to the preceding table. Percentages are based on the number of shares outstanding and entitled to vote on the record date, February 20, 1998.

(2) Includes 132,151 shares as to which Mr. Rinsch has sole voting and dispositive power. The total set forth above also includes 325,000 shares which Mr. Rinsch has the right to acquire within 60 days of February 20, 1998 through the exercise of options. Also included in the total set forth above are 10,742 shares as to which Mr. Rinsch disclaims any voting or dispositive powers. 1,690 of these shares are owned by Mr. Rinsch's spouse; the remaining 9,052 shares are held in accounts administered by Mr. Rinsch's spouse, the economic benefits of which accrue to his sons.

(3) Includes 6,449 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(4) Includes 47,600 shares which Mr. Halliday has the right to acquire within 60 days of February 20, 1998 through the exercise of options.

(5) Includes 11,000 shares which Mr. Mellin has the right to acquire within 60 days of February 20, 1998 through the exercise of options.

(6) Includes 7,800 shares which Mr. Burdick has the right to acquire within 60 days of February 20, 1998 through the exercise of options.

(7) Owns less than 1%.

(8) Includes an aggregate of 391,400 shares which the officers have the right to acquire within 60 days of February 20, 1998 through the exercise of options.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Five directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. Returned proxies will be voted in favor of electing the five nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The five nominees receiving the greatest number of votes cast will be elected directors. The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

                                        POSITIONS AND OFFICES
        NAME                                WITH COMPANY                        AGE
        ----                            ---------------------                   ---
Henry E. Singleton     Chairman of the Board(1)(2)(3)(4)                        81
Charles E. Rinsch      President, Chief Executive Officer, and Director(1)(3)   65
George A. Roberts      Director(1)(2)(3)(4)                                     79
Arthur Rock            Director(2)(4)                                           71
Fayez S. Sarofim       Director(2)(4)                                           69

---------------
(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation Committee of the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominees listed above as directors.

BUSINESS EXPERIENCE OF NOMINEES

     Henry E. Singleton is a rancher and investor. Dr. Singleton has been Chairman of the Board of Directors of the Company since its inception in 1986. He is a director of Unitrin, Inc. and a former director of Allegheny Teledyne Incorporated.

     Charles E. Rinsch has been President and Chief Executive Officer of Argonaut Group for more than five years.

     George A. Roberts is a private investor. Dr. Roberts was Chairman of the Board of Teledyne, Inc. from January 1991 to April 1993, when he retired as an officer and employee of Teledyne, Inc. He is a director of Allegheny Teledyne Incorporated and Unitrin, Inc.

     Arthur Rock has been a private investor for more than five years. He is a principal of Arthur Rock & Co., a venture capital firm. He is a director of Intel Corporation and AirTouch Communications.

     Fayez S. Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He has held these positions for more than five years. He is a director of Allegheny Teledyne Incorporated, Unitrin, Inc., and Imperial Holly Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1997, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants, and the internal auditors. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the Board of Directors. During 1997, the Compensation and Stock Option Committee was responsible for: (a) approving and reporting to the Board of Directors on the annual compensation of the executive officers; (b) for granting stock options or stock appreciation rights pursuant to the Company's 1986 Stock Option Plan; and (c) for determining the exercise price, vesting provisions, duration and other terms of such options or rights, consistent with the 1986 Stock Option Plan. In January, 1997, to comply with revised Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Compensation and Stock

Option Committee was reconstituted as the Compensation Committee with responsibility only for approving and reporting to the Board of Directors on the annual compensation of the executive officers. The full Board of Directors approves all actions related to the Company's 1986 Stock Option Plan.

     Between January 1, 1997, and December 31, 1997, the Board of Directors met four times, the Executive Committee met one time, the Audit Committee met four times, the Compensation and Stock Option Committee met three times, and the Investment Committee met four times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $18,000 for service on the Board.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age, and positions with the Company and its principal subsidiaries.

        NAME                            POSITION                    AGE
        ----                            --------                    ---
Charles E. Rinsch      President and Chief Executive Officer        65
James B Halliday       Vice President, Secretary and Treasurer      50
Randall J. Mellin      Vice President                               50
John W. Polak          Vice President                               49
Norman H. Burdick      President, Argonaut Great Central Insurance  47

------------------

     The position stated is with Argonaut Group unless otherwise indicated. Argonaut Group includes two insurance subsidiaries, Argonaut Insurance Company ("Argonaut Insurance") and Argonaut Great Central Insurance Company ("Great Central Insurance").

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Rinsch's business experience during the last five years is described under "Business Experience of Nominees," above.

     James B Halliday has been Vice President, Secretary, and Treasurer of Argonaut Group for more than five years.

     Randall J. Mellin joined Argonaut Insurance in 1986. He was appointed a Senior Vice President in 1991 and Executive Vice President in May, 1996. He was appointed Vice President of Argonaut Group in 1993.

     John W. Polak joined Argonaut Group in March of 1997 as Vice President. Prior to joining Argonaut, Mr. Polak was Chief of Staff of Personal Lines at CNA. Previous to CNA he held senior management positions at ITT Hartford, Republic Insurance Group and Trinity Universal.

     Norman H. Burdick has been President of Argonaut Great Central Insurance since June 1993. From December 1989 to June 1993, he was Resident Vice President of the Argonaut Insurance Midwest Division.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation paid during each of the years ended December 31, 1997, 1996, and 1995, of those persons who were, at December 31, 1997, the Chief Executive Officer and the Company's four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                          ANNUAL COMPENSATION       ------------    ALL OTHER
                                       --------------------------     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION(1)  YEAR   SALARY($)(2)   BONUS($)(2)       (#)           ($)(3)
------------------------------  ----   ------------   -----------   ------------   ------------
Charles E. Rinsch               1997     475,000         75,000            --         3,117
  President and Chief           1996     475,000         66,500            --         3,117
  Executive Officer             1995     468,750        135,000            --         2,979
James B Halliday                1997     161,750         50,000            --         3,072
  Vice President,               1996     149,000         42,000        20,000         3,068
  Secretary and Treasurer       1995     137,500         50,000            --         2,974
Randall J. Mellin               1997     165,750         52,000            --         2,140
  Vice President                1996     148,000         32,500        15,000         2,183
                                1995     130,750         45,000            --         2,576
John W. Polak                   1997     135,289         10,000        12,000           164
  Vice President
Norman J. Burdick               1997     139,749         38,000        10,000         2,165
  President, Argonaut Great     1996     133,519         25,000            --         2,184
  Central Insurance             1995     127,616         32,000         6,000         2,087

---------------
(1) The position stated is with Argonaut Group unless otherwise indicated.

(2) Amounts include cash compensation earned and received by executive officers as well as amounts deferred under a 401(k) Retirement Savings Plan.

(3) Amounts shown are the Company contributions to the 401(k) Retirement Savings Plan.

OPTION GRANTS

     The following table sets forth information on stock option grants in 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                             PERCENT OF
                                           TOTAL OPTIONS      EXERCISE
                                 OPTIONS     GRANTED TO       OR BASE                   GRANT DATE
                                 GRANTED     EMPLOYEES         PRICE       EXPIRATION     PRESENT
             NAME                (#)(1)    IN FISCAL YEAR   ($/SHARE)(2)      DATE      VALUE($)(3)
             ----                -------   --------------   ------------   ----------   -----------
Charles E. Rinsch..............      --          --                --            --           --
James B Halliday...............      --          --                --            --           --
Randall J. Mellin..............      --          --                --            --           --
John W. Polak..................  12,000         7.9%           27.625       4/23/08       60,000
Norman H. Burdick..............  10,000         6.6%           27.625       4/23/08       50,000

---------------
(1) The options granted are exercisable in annual installments of 20 percent except that no exercise is permitted until two years after the date of grant.

(2) The exercise price must be paid in full either in cash or by delivery of already owned Argonaut Group Common Stock valued at market value.

(3) In using the Black-Scholes option pricing model to calculate grant date present value, certain assumptions are used: expected volatility (15.476%), risk-free rate of return (7.08%), dividend yield (4.78%), and date of exercise (4/23/08). Use of this model should not be viewed as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of the end of the year.

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE

                                                                                    VALUE OF UNEXERCISED
                            SHARES                    NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           ACQUIRED      VALUE       OPTIONS AT YEAR-END(#)              YEAR-END($)
                          ON EXERCISE   REALIZED   ---------------------------   ---------------------------
          NAME                (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------   --------   -----------   -------------   -----------   -------------
Charles E. Rinsch.......    25,000      475,625      348,000        60,000        5,919,000       444,375
James B Halliday........     4,500       75,563       54,800        30,800          889,333       103,275
Randall J. Mellin.......       500        7,083       10,400        21,600           91,525        66,750
John W. Polak...........        --           --           --        12,000               --        75,000
Norman H. Burdick.......     1,200       17,225        7,200        17,800           30,600        91,525

PENSION PLAN

     Employees of Argonaut Group and subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan ("Pension Plan"), a defined benefit retirement plan. The Pension Plan benefit after 30 years of participation is equal to 40% of an individual's average total cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment. The benefit is prorated for less than 30 years of participation in the Pension Plan.

     In the case of employees who were employed by Teledyne, Inc. before October 1, 1991, Pension Plan participation will include participation in the Teledyne, Inc. Retirement Plan (the "Teledyne Plan"). Compensation for participation accrued under the Teledyne Plan will be based on cash compensation earned during the period of Teledyne employment. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from the Teledyne Plan, the benefit calculated under the Pension Plan will be reduced by the benefit payable under the Teledyne Plan.

     Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit. Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected. For retirement prior to age 65, benefits are reduced on an actuarial basis according to age. Annual Plan benefits at age 65 or later retirement are illustrated as follows:

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
                              -----------------------------------------
       AVERAGE ANNUAL                                           30 OR
     CASH COMPENSATION           15         20         25        MORE
     -----------------        --------   --------   --------   --------
   $125,000.................  $ 25,000   $ 33,333   $ 41,667   $ 50,000
    150,000.................    30,000     40,000     50,000     60,000
    175,000.................    35,000     46,667     58,333     70,000
    200,000.................    40,000     53,333     66,667     80,000
    225,000.................    45,000     60,000     75,000     90,000
    250,000.................    50,000     66,667     83,333    100,000
    300,000.................    60,000     80,000    100,000    120,000
    400,000.................    80,000    106,667    133,333    160,000
    450,000.................    90,000    120,000    150,000    180,000
    500,000.................   100,000    133,333    166,667    200,000
    625,000.................   125,000    166,667    208,333    250,000

------------------

     Section 415 of the Internal Revenue Code ("Code") limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 1997, the limit was $125,000. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan. In 1997, the maximum includable compensation was $160,000. These limits are adjusted periodically for increases in the cost of living. The Company has adopted the Argonaut Group, Inc. Pension Equalization Plan ("Pension Equalization Plan") to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Code. An employee's benefit under the Pension Equalization Plan will be the difference between the amount calculated under the Pension Plan without limitation and the amount calculated under the Pension Plan with limitation. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from both the Pension Equalization Plan and the Teledyne Pension Equalization Plan, the benefit calculated under the

Pension Equalization Plan will be reduced by the benefit payable under the Teledyne Pension Equalization Plan.

     The Company has agreed to pay Mr. Rinsch, upon retirement, an amount to compensate him for a portion of his Teledyne employment which did not count as participation in the Teledyne Plan because of a break in service. The benefit will be equal to the difference between the amount calculated under the Pension Plan if his participation had included this service and without limitation and the amount calculated under the Pension Plan without limitation. The benefit will be reduced by a benefit payable from a Teledyne supplemental retirement agreement with Mr. Rinsch.

     The number of years of service credited toward the determination of benefits under the Pension Plan, Predecessor Plan and Pension Equalization Plan as of December 31, 1997 for Charles E. Rinsch is 28.9 years, James B Halliday is
23.3 years, John W. Polak is 0 years, Norman H. Burdick is 11.5 years, and Randall J. Mellin is 10.3 years.

EMPLOYEE RETENTION PLAN

     Messrs. Rinsch, Halliday, Mellin, Polak and Burdick participate in the Company's Employee Retention Plan, which was adopted on February 24, 1998. Each of them is entitled to receive benefits under the Employee Retention Plan if, within 18 months after a "Change in Control," the Company terminates him without "Just Cause," or he quits for "Good Reason." The terms "Change in Control", "Just Cause" and "Good Reason" are defined in the Employee Retention Plan. The benefits under the Employee Retention Plan are (a) a lump sum payment equal to the sum of (i) the executive's base salary for a specified period, plus (ii) the amount of the executive's annual bonus for the fiscal year of the Company which preceded the fiscal year in which the Change in Control occurred, (b) health benefits coverage for the specified period, and (c) if the executive was using a company car, the right to continue using the car for 90 days after the executive's termination of employment, and/or, at the executive's election, to purchase the car for its low wholesale bluebook value (or to assume the lease if the Company leased the car). The executive will be required to pay for his health benefits coverage to the same extent that he did while he was still employed by the Company. The amount of benefits an executive may receive under the Employee Retention Plan is limited to the amount which would not cause the benefits to be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or subject the executive to an excise tax under Section 4999 of the Code. Benefits are conditioned upon the executive's refraining from disclosing confidential material or information of the Company, and on the execution by the executive of a release of all claims he may have against the Company, including claims for age discrimination. The specified periods for determining benefits under the Employee Retention Plan are three years for Messrs. Rinsch and

Halliday, two and one-half years for Mr. Mellin, one year for Mr. Polak, and two years for Mr. Burdick.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1997 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

GENERAL

     In October 1992, the Securities and Exchange Commission adopted substantial amendments to its disclosure rules relating to executive compensation. In order to adequately address and comply with these new rules, the Argonaut Group Board of Directors established a Compensation and Stock Option Committee (the "Committee") composed entirely of independent non-employee directors. In January, 1997, in response to revised rules under Section 16 of the Securities Exchange Act of 1934, it was determined that the Compensation and Stock Option Committee be reconstituted as the Compensation Committee, and that the full Board would administer and determine the persons to whom options may be granted under the Company's 1986 Stock Option Plan, or any successor plan. The Compensation Committee retained the authority to set all other forms of compensation of the Company's executive officers.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy is that compensation for the chief executive officer and other executive officers should encourage and reward annual and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term shareholder value. Also, the level of compensation should allow the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

COMPENSATION PACKAGE

     For 1997, the compensation package of the Company's executive officers consisted of annual base salary, discretionary bonuses, and stock options. In setting 1997 compensation, the Committee considered the specific factors discussed below:

  Base Salary

     In setting the executive officers' base salaries for 1997 (effective April
1), the Committee considered the performance of the executive officers' respective business units, as well as executive officers' individual performance. The entire Company was the business unit of certain executive officers, while subsidiaries or departments for which they were responsible were the business units of other executive officers. Specific factors considered were the same as those described below for consideration of a bonus award.

  Bonus Awards

     While bonuses to executive officers are discretionary, the Committee has established specific goals for each executive officer to measure both individual performance and Company performance. In particular, the Committee considers the performance of the executive officer's business unit as well as his success in achieving specific personal goals. Targets for measuring both business unit results and achievement of personal goals are set at the beginning of the year, after review by the officer's immediate superior and the Committee. Areas considered include achieving specific objectives such as operating income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer's department. Bonuses are generally awarded in April of a given year for service in the preceding year. Bonuses have not yet been determined or awarded for the 1997 year.

     To evaluate the performance of the other executive officers during 1996, Mr. Rinsch assessed specific results achieved by the Company, each executive officer's business unit, and each executive officer's success in achieving previously agreed upon personal goals. Based on this evaluation, Mr. Rinsch made recommendations to the Compensation Committee for bonus awards. The Committee members also reviewed Mr. Rinsch's performance as measured by similar previously set objectives.

     After completing its review and analysis of the foregoing factors and recommendations, the Committee determined the bonus to be awarded to the executive officers. The specific weight given to each factor varied depending on the responsibilities of the executive officer, but was primarily weighted toward business unit performance.

  Stock Options

     The purpose of the Company's stock option plan is to provide long-term incentives for the executive officers to maximize shareholder value by creating a direct link between executive compensation and long-term shareholder return. The Board meets to discuss the grant of stock options at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Committee.

     In determining the amount of options, if any, to be granted in a fiscal year under the stock option plan, the Board has considered the same factors set forth above, as well as the amount of options previously granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Rinsch's annual base salary for 1997 was set at $475,000, the same as for 1996. In setting Mr. Rinsch's 1997 base salary, the Committee considered the same items discussed above, focusing primarily on 1996 performance.

     As discussed above, the Committee has not yet determined or awarded bonuses for 1997 service. During 1997, Mr. Rinsch received a bonus of $75,000 relating to 1996 performance. Mr. Rinsch's bonus award for 1996 was determined after considering six factors: Combined ratio of continuing operations (30% weight), net income from continuing operations (25%), cash flow from continuing operations (10%), retention of profitable accounts (5%), premium increase (10%) and factors relating to overall efficiency and productivity (20%). Mr. Rinsch was eligible for a bonus ranging from 0 to 50% of base salary, evaluating actual results against specific targets for each factor, and determining whether it was a "fair", "good", "excellent", or "superior" result.

                                              BOARD OF DIRECTORS:

                                              Henry E. Singleton, Chairman
                                              Charles E. Rinsch
                                              George A. Roberts
                                              Arthur Rock
                                              Fayez S. Sarofim

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION
ALLEGHENY TELEDYNE INCORPORATED

     Two of the directors of Argonaut Group, George A. Roberts and Fayez S. Sarofim are also directors of Allegheny Teledyne Incorporated. Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 10% of the outstanding common stock of Allegheny Teledyne Incorporated.

     In prior years, pursuant to contractual arrangements, Argonaut Insurance insured Teledyne, Inc., (now a wholly owned subsidiary of Allegheny Teledyne Incorporated), and its subsidiaries for certain coverages including workers compensation, general liability, automobile liability, and excess liability exposures. On November 1, 1987, Argonaut Insurance discontinued writing new insurance for Teledyne, Inc., but Argonaut Insurance continues to be subject to claims on policies written prior to November 1, 1987. These policies include retrospective rating and dividend provisions under which future payments to or from Teledyne, Inc. may be required. During 1997, Teledyne, Inc. paid Argonaut Insurance $944,582 pursuant to certain retrospective rating and dividend provisions of these policies. With regard to insurance covering the period from November 1, 1986 to November 1, 1987, a subsidiary of Unitrin, Inc. has reinsured 100% of these insurance coverages. Teledyne, Inc. has guaranteed payment to Argonaut Insurance of such obligations under these policies.

     AGI Properties, Inc. ("AGI Properties"), a non-insurance subsidiary of Argonaut Insurance, owns several buildings and the real property on which these buildings are located. During 1997, Teledyne, Inc. leased one of these properties in Los Angeles, California for a total annual rental of approximately $1.6 million. The leases for the foregoing properties provide that Teledyne, Inc. assume obligations for real property taxes, assessments, repairs, maintenance, and insurance. The lease rates are subject to periodic adjustment in accordance with a formula based on the Consumer Price Index.

     During 1997, Teledyne, Inc. provided Argonaut Group certain investment trade execution services. For 1997, Argonaut Group paid Teledyne, Inc. $18,600 for these services. This agreement for Teledyne, Inc. to provide certain investment trade execution services to Argonaut Group is no longer in place.

FAYEZ SAROFIM & CO.

     The Company and Fayez Sarofim & Co. ("Investment Manager") are parties to an agreement dated November 11, 1995 (the "Investment Management Agreement"), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. which is owned 69% by Fayez Sarofim, a director of the Company, and approximately 9% by Arthur Rock, also a director of the Company. Through March 2, 1998, the Company had deposited $100 million into the managed account. Under the Investment Management Agreement, the Investment Manager is entitled to a fee, calculated and payable quarterly, of approximately 0.35% per annum of the market value of the currently managed equity assets, and 0.20% per annum of the market value of fixed income assets. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days advance written notice. During 1997, Argonaut Group paid Fayez Sarofim & Co. $424,100 for these services.

UNITRIN, INC.

     Three of the directors of Argonaut Group, George A. Roberts, Fayez S. Sarofim, and Henry E. Singleton are also directors of Unitrin, Inc. Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 29% of the outstanding common stock of Unitrin, Inc.

     Argonaut Group has in effect an agreement with Unitrin, Inc. pursuant to which Unitrin, Inc. provides the Company with certain data processing services. Unitrin, Inc. has agreed to provide Argonaut Group with data processing services for an indefinite period of time, subject to nine months cancellation notice. Charges are based on actual computer usage. Payments to Unitrin, Inc. for data processing services were $1.7 million in 1997.

     During 1997, Argonaut Group provided Unitrin, Inc. certain investment trade execution services. For 1997, Unitrin, Inc. paid Argonaut Group $129,000 for these services.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                                  MEDIA
                                                                                 GENERAL
                                                                                INSURANCE
          MEASUREMENT PERIOD                 ARGONAUT         S & P 500          INDUSTRY
         (FISCAL YEAR COVERED)             GROUP, INC.          INDEX             GROUP
1992                                                  100               100               100
1993                                               103.03            110.08            102.42
1994                                                99.16            111.54            101.44
1995                                               119.04            153.45            145.48
1996                                               118.13            188.69            174.79
1997                                               136.97            251.64            250.41

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected as the Company's independent public accountants for the year 1997. It is expected that a representative of Arthur Andersen & Co. will be present at the meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

                                   FORM 10-K

     Prior to the mailing of this proxy statement, the Company has furnished to each of its shareholders a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 1997. Shareholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended 1997, without charge, upon written request to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders for a vote at the next annual meeting of shareholders must submit such proposals to Argonaut Group no later than November 6, 1998. Shareholder proposals should be submitted to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than the election of Directors should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              JAMES B HALLIDAY
                                              Secretary
March 16, 1998

1720-PS-98

AREA 6                            DETACH HERE


                                     PROXY

                              ARGONAUT GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 MARCH 16, 1998


        The undersigned shareholder of Argonaut Group, Inc. (the "Company") hereby appoints CHARLES E. RINSCH and JAMES B. HALLIDAY and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on February 20, 1998, at the 1998 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 21, 1998, at 11:00 a.m., at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and any adjournments or postponements thereof.


-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE

[X] Please mark
    votes as in this
    this example.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal l.
The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 16, 1998.
1. ELECTION OF DIRECTORS
   Nominees: Charles E. Parish, George A. Roberts, Arthur Rock, Fayez S. Sarofim and Henry E. Singleton

         FOR                  WITHHELD
         [ ]                    [ ]

   [ ]
      --------------------------------------
      For all nominees except as noted above

2. In their discretion, the policyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.


                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                               Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If in partnership, please sign in partnership name by an authorized person.

                               Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.